Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[*].”

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement) is effective as of January 11, 2023 (the “EFFECTIVE DATE”), between Centaur Bio, Inc. (“LICENSEE”) having the address in Article 12 below, and Duke University, a nonprofit educational and research institution organized under the laws of North Carolina (“DUKE”). LICENSEE and DUKE hereby agree as follows:

Whereas DUKE and the National Cancer Institute (“NCI”), the agency of the U.S Department of Health and Human Services (“DHHS”) (jointly, the “LICENSORS”) have entered into Interinstitutional Agreements dated January 19, 2022 (NCI References numbers L-067-2022, L- 068-2022 and L-069-2022) granting to DUKE an exclusive license to NCI’s rights in the PATENT RIGHTS, with the right to sublicense, and the right to negotiate license terms and maintain patent protection and licenses for the commercialization of the PATENT RIGHTS as further defined below.

ARTICLE 1 – DEFINITIONS

1.1 “AFFILIATE” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with a party. A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if: (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation; or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non- corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.2 “COMBINATION PRODUCT” means any product comprising a combination: of (a) a LICENSED PRODUCT; and (b) any active ingredients (other than a LICENSED PRODUCT), devices, delivery systems, or other technology for which rights are not included in the licenses granted under this Agreement but, with respect to the item(s) in this clause (b) of this Paragraph 1.2, which may each or collectively form the basis for a separately saleable product (such separately saleable product incorporating such additional ingredient, device, delivery system or other technology, an “OTHER PRODUCT”), whether co-formulated or co-packaged.

1.3 “LICENSORS,” as used in Articles 2, 8, 9 and 10, shall include DUKE, NCI and their trustees, officers, employees, students, and agents.

1.4 “FIELD OF USE” means all uses in human health.

1.5 “FIRST COMMERCIAL SALE” means the first SALE through a bona fide arm’s length transaction of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, excluding the SALE of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials, as a sample, or that is of temporary availability.

1.6 “LICENSED PROCESS(ES)” means any process or method that, but for this Agreement, comprises an infringement of (including contributory or inducement), or is covered by, an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which such process or method is performed or employs a LICENSED PRODUCT.

1.7 “LICENSED PRODUCT(S)” means any product that: (a) but for this Agreement comprises an infringement of (including contributory or inducement), or is covered by, an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for SALE or sold; or (b) is manufactured by using a LICENSED PROCESS or is employed to practice a LICENSED PROCESS.

1.8 “NET SALES” means [*].

If a COMBINATION PRODUCT is sold in a country, NET SALES for the purposes of calculating royalties due on such COMBINATION PRODUCT shall be calculated by [*].

1.9 “PATENT RIGHTS” means LICENSORS’ legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a) the following United States and foreign patent(s) and/or patent application(s):

(i) US Issued Patent 9,249,217, “BISPECIFIC EGFRvIII ANTIBODY ENGAGING MOLECULES” (DUKE File 3590);

(ii) US Issued Patent 9,676,858, “HUMAN BISPECIFIC EGFRvIII ANTIBODY AND CD3 ENGAGING MOLECULES” (DUKE File 3590);

(iii) US Issued Patent 10,053,514, “CERTAIN IMPROVED HUMAN BISPECIFIC EGFRvIII ANTIBODY ENGAGING MOLECULES” (DUKE File 4008); and

(iv) US Patent Application 17/265,731, “ENHANCED DELIVERY OF DRUGS AND OTHER COMPOUNDS TO THE BRAIN AND OTHER TISSUES” (DUKE File 6386).

(b) all additions, divisionals, continuations, continuations-in-part (only to the extent that such claims are fully supported by another patent or application in the PATENT RIGHTS), substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing or claiming priority to any of the foregoing, any patents issuing from any of the foregoing, and all foreign applications and patents corresponding to or claiming priority to any of the foregoing.

1.10 “PHASE II STUDY” means a human clinical trial of a LICENSED PRODUCT, the principal purpose of which is to make a preliminary determination that such LICENSED PRODUCT is safe in patients for its intended use and to obtain sufficient information about such LICENSED PRODUCT's efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b).

1.11 “PHASE III STUDY” means a human clinical trial of a LICENSED PRODUCT, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied in a manner sufficient to file for regulatory approval of such LICENSED PRODUCT and would satisfy the requirements of 21 C.F.R. §312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.12 “ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.13 “ROYALTY TERM” means, on a country-by-country and LICENSED PRODUCT-by- LICENSED PRODUCT basis, the date commencing on the FIRST COMMERCIAL SALE of such LICENSED PRODUCT and continuing until the later of the last to expire PATENT RIGHTS or the fifteenth anniversary of the FIRST COMMERCIAL SALE.

1.14 “SALE” means sale, rental, or lease, however characterized, and SOLD means the past tense of SALE.

1.15 “SUBLICENSEE(S)” means any person or entity in writing sublicensed any of the rights under PATENT RIGHTS granted to LICENSEE under this Agreement, whether such sublicense is granted by LICENSEE, any AFFILIATE thereof, or any preceding SUBLICENSEE.

1.16 “SUBLICENSING FEES” means any consideration actually received by LICENSEE or any AFFILIATE thereof from a third party as consideration for the grant of rights under the PATENT RIGHTS to such third party (net of any tax or similar withholding obligations imposed by any tax or other government authority(ies) that are not reasonably recoverable by LICENSEE) (e.g., license issue fees, maintenance or annual minimum fees, milestone payments, and the like), provided that SUBLICENSING FEES shall exclude: (a) sales-based royalties; (b) purchases of equity or debt securities of LICENSEE or any AFFILIATE thereof for a price equal to or less than the fair market value thereof (as reasonably determined in good faith by LICENSEE), provided that any such amounts paid in excess of fair market value shall be deemed SUBLICENSING FEES; (c) fair market value payments made in connection with research and development agreements, joint ventures, partnerships, or collaboration agreements where LICENSEE or an AFFILIATE of LICENSEE is obligated to perform research and development of any LICENSED PRODUCT or LICENSED PROCESS; and (d) other payments made by a SUBLICENSEE as consideration for performance of services or provision of goods by LICENSEE or an AFFILIATE of LICENSEE.

1.17 “TECHNICAL INFORMATION” means any research information, technical information, technical data, Standard Operating Procedures (“SOPs”), or other information (to the extent relating in each case to the Invention or its use), that is not claimed in the PATENT RIGHTS, and was: (a) generated at DUKE by, under the direct supervision of, or for the benefit of any DUKE inventor on any PATENT RIGHTS before the EFFECTIVE DATE, including any such research information, SOPs, technical information, or technical data; or (b) otherwise owned by DUKE and necessary for practice of the LICENSED PRODUCT or LICENSED PROCESS.

1.18 “TERRITORY” means worldwide.

1.19 “VALID CLAIM” means any claim of a pending patent application or issued and unexpired patent, included, in either case, in the PATENT RIGHTS, that: (a) has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in a decision over which no appeal can be, or has been, taken; and (b) has not been dedicated to the public, abandoned, or admitted to be invalid, unenforceable, or of a scope not covering the subject matter at issue through reissue, re-examination, disclaimer, or otherwise; provided, however, that if the relevant holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be deemed a VALID CLAIM with respect to NET SALES made after the date of such reversal to the extent such claim otherwise remains a VALID CLAIM under this definition.

ARTICLE 2 – GRANT OF LICENSE

2.1 DUKE hereby grants to LICENSEE an exclusive license under the PATENT RIGHTS, with the right to grant sublicenses (through multiple tiers), and a non-exclusive license to TECHNICAL INFORMATION, subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS and to sell, use, or provide LICENSED PROCESSES. The rights and licenses granted by DUKE to LICENSEE under this Paragraph 2.1 include the grant of such rights and licenses to any AFFILIATES of LICENSEE if any such AFFILIATE expressly assumes, in writing, the same obligations as those of LICENSEE. LICENSEE shall be responsible for the performance of all obligations by such AFFILIATES and for such AFFILIATES’ compliance with all terms and conditions of this Agreement. References to LICENSEE under this Agreement shall be deemed to also include references to any such AFFILIATE.

2.2 LICENSORS retain the right to practice or license any invention, product, or method covered by the PATENT RIGHTS for their own noncommercial purposes (as defined below) without restriction and without payment of royalties or other fees, including without limitation the right to provide licenses to the PATENT RIGHTS to governmental laboratories and to other non-profit or not-for-profit institutions solely for non-commercial purposes. For the purposes of this agreement “noncommercial purposes” means the use of PATENT RIGHTS for academic educational, research, clinical or other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not use PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

2.3 Notwithstanding the above, the Government of the United States (“Government”) shall have the irrevocable, royalty-free, paid-up right to practice and have practiced the PATENT RIGHTS throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

2.4 NCI reserves the right to require LICENSEE or its SUBLICENSEES, to grant SUBLICENSES to responsible applicants, on terms that are reasonable under the circumstances when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by Federal regulations.

2.5 In addition to the reserved licenses of Paragraphs 2.2, 2.3 and 2.4, LICENSORS reserve the right to grant nontransferable, nonexclusive licenses to make and to use any tangible embodiment of the PATENT RIGHTS and to practice any process(es) included within the PATENT RIGHTS for purposes of internal research and not for purposes of commercial manufacture or distribution or in lieu of purchase (“Research License”) directly or to require the LICENSEE to grant Research Licenses on reasonable terms. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the licensed PATENT RIGHTS, however, the LICENSORS shall consult with the LICENSEE before granting to commercial entities a Research License or providing to them research samples of materials made through the LICENSED PROCESSES.”

2.6 LICENSEE shall supply to NCI at the address in Article 12 with inert samples of the LICENSED PRODUCTS and LICENSED PROCESSES, as covered by the PATENT RIGHTS, or their packaging for educational and display purposes only.

2.7 This Agreement shall extend until expiration of the last to expire of the PATENT RIGHTS, unless sooner terminated as provided in another specific provision of this Agreement.

2.8 The licenses granted in this Agreement are subject to any rights required to be granted under applicable law as a result of prior research or sponsorship agreements, or required to be retained by the U.S. government, for example in accordance with Chapter 18 of Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. LICENSEE agrees to comply in all respects, including with respect to any applicable requirement that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States; and shall provide DUKE with all reasonably requested information and cooperation necessary for DUKE to comply with applicable provisions of the same and any requirements of any agreements between DUKE and any agency of the U.S. government that provided funding for the subject matter covered by the PATENT RIGHTS. LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers as necessary to meet the requirements of 35 U.S.C. 287 so that the full benefits of patent enforcement may be realized. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and SALE.

2.9 Board Observation Rights. LICENSEE hereby agrees to cause DUKE to have observation rights at any of LICENSEE’s Board of Directors meetings. At such meetings, DUKE, at its option, shall be permitted to have a designee (the “OBSERVER”) attend in-person or via telephone for sessions covering matters relating to LICENSEE’s business, provided that: (a) the OBSERVER will be excused from any Board activities involving attorney-client privilege or a conflict of interest; and (b) such rights shall terminate on the earliest of (i) LICENSEE becoming subject to the reporting requirements of the Securities Exchange Act of 1934 (its “IPO”), (ii) a CHANGE OF CONTROL of LICENSEE (as defined below), or (iii) such time as DUKE’s equity interest in LICENSEE is less than [*] percent ([*]%) of TOTAL OWNERSHIP INTERESTS.

ARTICLE 3 - CONSIDERATION

3.1 LICENSEE shall pay the following to DUKE:

(a) During the ROYALTY TERM, running royalties according to the following schedule on a country-by-country and product-by-product basis (such royalties, “RUNNING ROYALTIES”):

(i) until the date on which there are no VALID CLAIMS in a particular country COVERING (as defined below) a particular LICENSED PRODUCT (or the manufacture of use thereof), [*] percent ([*]%) of annual NET SALES by LICENSEE, SUBLICENSEE or any AFFILIATE thereof, up to and including $[*] and [*] percent ([*]%) of annual NET SALES above $[*]; and

(ii) following the date on which there are no VALID CLAIMS in a particular country COVERING a particular LICENSED PRODUCT (or the manufacture of use thereof), [*]% of annual NET SALES up to and including $[*] and [*]% of annual NET SALES above $[*].

“COVERING” means the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a VALID CLAIM of a PATENT RIGHT.

If LICENSEE or any SUBLICENSEE determines that it is necessary to pay consideration to any Third Party that holds a patent(s) that would, in the reasonable judgement of LICENSEE be infringed by the manufacture, use, offer for SALE or SALE of a LICENSED PRODUCT, LICENSEE shall provide written notice of such determination to DUKE. If LICENSEE or any SUBLICENSEE pays fees, milestones or royalties or other consideration to any such Third Party for any such rights (such consideration, “Third-Party Technology Payments”), then LICENSEE may deduct up to [*] percent ([*]%) of the Third-Party Technology Payments from the amounts due to DUKE hereunder. Notwithstanding the foregoing, the total amount payable to DUKE for a specific milestone payment or royalty shall not be reduced by more than [*] percent ([*]%), as a result of any such deduction.

Upon expiration of the ROYALTY TERM with respect to a particular LICENSED PRODUCT and country, (i) LICENSEE and its AFFILIATES shall have a perpetual, unrestricted, irrevocable, fully paid, royalty-free non-exclusive right and license, with rights of sublicense (through multiple tiers of sublicensees), to use TECHNICAL INFORMATION to make, have made, use, sell, offer for sale, and import such LICENSED PRODUCT in such country and (ii) LICENSEE’s obligations under this Agreement with respect to such LICENSED PRODUCT shall terminate.

(b) LICENSEE shall pay DUKE a share of the SUBLICENSING FEES according to the following schedule:

Date of execution of applicable SUBLICENSE	Percentage of SUBLICENSING FEES payable to DUKE
Prior to initiation of the first PHASE II STUDY	[*]%
After initiation of the first PHASE II STUDY but prior to initiation of the first PHASE III STUDY	[*]%
After initiation of the first PHASE III STUDY	[*]%

For the purposes of this Agreement, a clinical study shall be deemed initiated upon the first administration of LICENSED PRODUCT to a subject enrolled in such study.

(c) In addition to payment of ongoing patent expenses pursuant to Article 7 hereof, LICENSEE shall reimburse DUKE for previous patent expenses incurred by DUKE for filing and prosecution of PATENT RIGHTS as of the EFFECTIVE DATE (“PAST PATENT EXPENSES”). PAST PATENT EXPENSES shall be paid in four (4) equal installments, with each such installment payable on the last day of each calendar quarter starting on the first full calendar quarter following the EFFECTIVE DATE.

(d) Minimum Annual Royalties. Minimum annual royalties are due for the applicable calendar year on each following January 31, as set forth below (“MINIMUM ANNUAL ROYALTIES”). MINIMUM ANNUAL ROYALTIES shall only be payable with respect to a particular calendar year to the extent Running Royalties payable under Paragraph 3.1(a) with respect to NET SALES made during such calendar year do not equal or exceed such calendar year’s MINIMUM ANNUAL ROYALTY. MINIMUM ANNUAL ROYALTIES paid in excess of Running Royalties shall not be creditable to amounts due for future years. The MINIMUM ANNUAL ROYALTIES are:

(1)	In 2025: $[*];

(2)	In 2026 and in each year thereafter: $[*].

(e) Milestone payments are due within thirty (30) days of LICENSEE achieving the following milestones, as set forth below (“MILESTONE PAYMENTS”). In the event a SUBLICENSEE pays LICENSEE a fee for achieving one of the milestone events listed below, LICENSEE shall pay the higher of: (i) the MILESTONE PAYMENT in this Paragraph 3.1(e); or (ii) the SUBLICENSING FEE due on such payment pursuant to Paragraph 3.1(b).

(1)	$[*] upon initiation of PHASE II STUDY.

(2)	$[*] upon initiation of PHASE III STUDY.

(3)	$[*] upon first submission of an application for market approval of a LICENSED PRODUCT in the United States.

(4)	$[*] upon first submission of an application for regulatory approval of a LICENSED PRODUCT in any one of the United Kingdom, Germany, France, Italy, or Spain.

(5)	$[*] upon first submission of an application for market approval of a LICENSED PRODUCT in Japan.

(6)	$[*] upon FIRST COMMERCIAL SALE of LICENSED PRODUCT in the United States.

(7)	$[*] upon FIRST COMMERCIAL SALE of LICENSED PRODUCT in any one of the United Kingdom, Germany, France, Italy, or Spain.

(8)	$[*] upon FIRST COMMERCIAL SALE of LICENSED PRODUCT in Japan.

MILESTONE PAYMENTS are non-refundable and non-creditable. MILESTONE PAYMENTS are payable only one time, regardless of the number of LICENSED PRODUCTS, formulations thereof, or indications therefor.

3.2 LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.3 All payments due to DUKE under this Agreement shall be made payable to “Duke University.” Payments drawn directly on a U.S. bank may be made by either check to the address in Article 12 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other instructions as may be specified by DUKE. If payments are made by wire, the wiring instructions below must be followed.

Bank:	[*]
ABA #: [*]

Swift Code:	[*]
Beneficiary:	[*]
Account #:	[*]
Attention:	[*]
Email:	[*]

All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with such payments due, such conversion must be made by using the exchange rate prevailing at Wells Fargo Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.4 Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of [*] percent ([*]%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law). The payment of such interest shall not foreclose DUKE from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse DUKE for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, for expenses paid in order to collect any amounts overdue more than 120 days.

3.5 All payments made under this Agreement are and shall be non-refundable and, except as set forth in this Agreement, non-creditable. DUKE shall have no obligation whatsoever to pay, return, credit, or refund any amounts paid hereunder, except as may be specifically provided in this Agreement. By way of example only, notwithstanding the deductions permitted to NET SALES, DUKE shall have no obligation to pay any amounts to LICENSEE even if such deductions should result in a negative amount for NET SALES in any given ROYALTY PERIOD.

3.6 Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to DUKE, then the sum payable to DUKE shall be increased by the amount necessary (if any) to ensure that DUKE receives an amount equal to the sum it would have received had no withholdings or deductions been required. DUKE shall cooperate reasonably with LICENSEE or any SUBLICENSEE in the event LICENSEE or any SUBLICENSEE elects to seek or assert, at its own expense, any exemption from, refund of, or credit with respect to any such tax or deduction. Additionally, if DUKE is issued or awarded any credit or refund, the amount of any such credit or refund shall be applied against future amounts payable to DUKE under this Agreement.

3.7.1 Equity. On the EFFECTIVE DATE, LICENSEE must issue to DUKE shares of LICENSEE’s common stock representing five percent (5%) of the TOTAL OWNERSHIP INTERESTS in LICENSEE as of the EFFECTIVE DATE, subject to DUKE’s execution, and pursuant to the terms of the Equity Transfer Agreement attached herein as Appendix A.

“TOTAL OWNERSHIP INTERESTS” shall mean the total number of issued and outstanding shares of LICENSEE on a fully diluted basis, including, for purposes of such calculation, issued and outstanding shares of LICENSEE’s common stock and other capital stock, all shares of LICENSEE’s capital stock subject to granted, unexercised stock options, all shares of LICENSEE’s capital stock reserved for issuance under LICENSEE’s stock option plan that have not been issued and are not the subject of granted, unexercised stock options, all shares of LICENSEE’s capital stock that can be issued pursuant to the exercise of issued, unexercised warrants, and any other outstanding securities issued by LICENSEE that may become convertible to LICENSEE’s capital stock (all as calculated on as as-converted-into- LICENSEE’s-common-stock-basis, but excluding debt securities).

3.7.2 Anti-Dilution Protection. Upon each issuance of NEW SECURITIES (as defined below in Paragraph 3.7.3), increase in the number of shares of capital stock reserved for issuance pursuant to LICENSEE’s stock option plan, and/or the issuance by LICENSEE of any other security (other than a debt security or the grant of securities pursuant to LICENSEE’s stock option plan) that can be converted into capital stock of LICENSEE, LICENSEE shall issue to DUKE that additional number of shares of common stock in LICENSEE (“ADJUSTING SHARES”) as required such that DUKE holds, in aggregate, five percent (5%) of the TOTAL OWNERSHIP INTERESTS in the LICENSEE (“ANTI-DILUTION PROTECTION”), provided that the ANTI-DILUTION PROTECTION shall automatically terminate upon the earliest of: (i) LICENSEE completing an equity financing of not less than an aggregate of ten million ($10,000,000) (including, for purposes of such calculation, the amount of any unpaid principal and interest due under any debt securities that may be converted into or used to purchase equity securities in any equity financing, and any securities issued to DUKE for cash in any such financing); (ii) any transaction that is an IPO; or (iii) a CHANGE OF CONTROL of LICENSEE.

For purposes of this Agreement, a “CHANGE OF CONTROL” means: (a) the acquisition of LICENSEE or its equity securities by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of LICENSEE; or (ii) a sale of all or substantially all of the assets of LICENSEE (or the portion thereof related to the subject matter of this Agreement).

3.7.3 If LICENSEE proposes to offer, issue, sell or exchange (“OFFER”) any equity securities of LICENSEE, or any securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, other than those securities that are not subject to this Paragraph 3.7.3 (collectively, “NEW SECURITIES”), then LICENSEE shall first deliver to DUKE a written notice of its intent to OFFER such NEW SECURITIES. Such notice should specify in reasonable detail the NEW SECURITIES to be offered, including the total number of securities, the applicable rights and preferences associated therewith, the purchase price, and the number of securities eligible for purchase by DUKE under this provision. For thirty days after receipt of the written notice, DUKE or its designee will have the right to purchase up to its PRO RATA SHARE of such OFFER. If at the end of the thirty-day period, DUKE elects to purchase less than all of its PRO RATA SHARE, then LICENSEE may, during the ninety day period following the expiration of such thirty day period, OFFER the remaining unsubscribed portion of such NEW SECURITIES to any person at a price not less than, and upon terms no more favorable to the offeree than, those specified in the written notice. If LICENSEE does not enter into an agreement for the sale of the NEW SECURITIES within such ninety-day period, or if such agreement is not consummated within thirty days of the execution thereof, the rights provided hereunder shall be deemed to be revived and such NEW SECURITIES shall not be OFFERED unless also reoffered to DUKE in accordance with this Paragraph 3.7.3. DUKE shall be entitled to apportion the right of first offer hereby granted to it among itself and to any entity controlled by DUKE, or any affiliate of DUKE or any other entity in which DUKE has a financial interest or investment, provided that such affiliate or entity is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, in such proportions as it deems appropriate. This right of first offer shall not apply to the first financing of LICENSEE and it shall not apply to and shall expire immediately prior to the earliest of: (a) any transaction that is an IPO; (b) a CHANGE OF CONTROL of LICENSEE; or (c) LICENSEE’s execution and consummation of a transaction involving a sale of NEW SECURITIES in which DUKE has not purchased its PRO RATA SHARE. This right of first offer shall not be applicable to NEW SECURITIES: (t) that are issued to employees, officers or directors of, or consultants or advisors to, LICENSEE pursuant to equity compensation plans or other arrangements approved by the Board of Directors of LICENSEE; (u) that are issued upon the conversion, exercise or exchange of other securities outstanding on the date of this Agreement; or (v) that are issued in a stock split or stock split in the nature of dividend or a combination or other reclassification by LICENSEE that is paid on a proportionate non-cash basis to all holders of LICENSEE's capital stock; (w) issued pursuant to LICENSEE’s IPO; (x) issued pursuant to LICENSEE’s CHANGE OF CONTROL; (y) issued in connection with any real property or equipment leases or financings; or (z) issued in connection with a licensing, strategic, or collaborative transaction entered into by LICENSEE or an AFFILIATE of LICENSEE. For purposes of this Agreement, “PRO RATA SHARE” means the fraction, (i) the numerator of which is the number of shares of LICENSEE’s common stock that has been previously issued to DUKE pursuant to this Agreement as of the time immediately prior to the applicable sale of NEW SECURITIES and (ii) the denominator of which is the TOTAL OWNERSHIP INTERESTS as of the time immediately prior to such sale of NEW SECURITIES.

ARTICLE 4 - REPORTS

4.1 Until the FIRST COMMERCIAL SALE, by July 31 of each year LICENSEE shall provide to DUKE a written annual report that includes reports on progress since the prior annual report and general future plans regarding (with respect to LICENSED PRODUCTS): research and development, regulatory approvals, manufacturing, sublicensing, and marketing, including each milestone under Article 3 or Article 5 having a deadline during the ROYALTY TERM, and a specific identification of whether or not it was achieved. Further, LICENSEE shall specifically report to DUKE the FIRST COMMERCIAL SALE within seventy-five (75) days following the end of the ROYALTY PERIOD in which it occurs, and provide a brief description of the products or services subject of the SALE, and terms thereof.

4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to DUKE. Specifically, by each July 31 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report the following to DUKE for the applicable ROYALTY PERIOD.

(a) number of LICENSED PRODUCTS sold, leased, or distributed, however characterized, by LICENSEE and each SUBLICENSEE.

(b) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS SOLD by LICENSEE and all SUBLICENSEES.

(c) a description and accounting for all LICENSED PROCESSES SOLD, by LICENSEE and all SUBLICENSEES included in NET SALES, excluding the deductions therefor.

(d) deductions applicable as provided in the definition for NET SALES above, and an explanation of the rationale(s) therefor.

(e) SUBLICENSING FEES due on payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures.

(f) foreign currency conversion rate and calculations (if applicable) and total royalties due.

(g) each milestone achieved under Article 3 or each milestone under Article 5 having a deadline during the ROYALTY PERIOD, and a specific identification of whether or not such milestone was achieved.

(h) for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD (including agreements under which LICENSEE will have LICENSED PRODUCTS made by a third party): names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 6.1) of such SUBLICENSEE; the date of each agreement and amendment; the territory of the sublicense; the scope of the sublicense; and the nature, timing and amounts of all fees and royalties to be paid to LICENSEE thereunder.

(i) summary of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and SALES, and general plans for the future with respect to LICENSED PRODCUTS.

(j) the date of FIRST COMMERCIAL SALE of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country, to the extent reasonably ascertainable by LICENSEE.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture, and country of SALE or use of LICENSED PRODUCTS and LICENSED PROCESSES.

If no payment is due, LICENSEE shall so report to DUKE that no payment is due. If LICENSEE does not provide reports as required under this Article 4, DUKE may notify LICENSEE of such failure, which shall be a material breach of this Agreement if not cured within fifteen (15) days of LICENSEE’s receipt of notice of such failure. LICENSEE agrees to reasonably cooperate with DUKE regarding any questions it may have relating to compliance with this Agreement, for example to discuss the information in reports.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary, and shall require SUBLICENSEES to use the same nomenclature and type designations.

4.4 LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall: (a) open its records for inspection upon reasonable notice during business hours, and no more than once per year, by an independent certified accountant selected by DUKE and reasonably acceptable to LICENSEE, for the purpose of verifying the amount of payments due, and shall provide information to DUKE’s accountant to facilitate such inspection; and (b) retain such records for three (3) years from date of origination. LICENSEE shall, upon DUKE’s reasonable written request, at DUKE’s expense, and subject to the applicable audit provisions of any such SUBLICENSE, exercise its audit rights with respect to royalties payable on LICENSED PRODUCTS under sublicenses granted by LICENSEE and report the results thereof to DUKE.

The terms of this Article shall survive any termination of this Agreement. DUKE is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than [*] percent of royalties due DUKE, then LICENSEE shall pay all reasonable and documented out-of-pocket expenses of that inspection and the amount of the underpayment and interest to DUKE within twenty-one days of written notice thereof. LICENSEE shall also reimburse DUKE for its reasonable and documented out-of-pocket expenses required to collect the amount underpaid if LICENSEE fails to pay the underpaid amount within such thirty (30)- day period. Any overpayment revealed by any such inspection shall be credited against future amounts due hereunder.

ARTICLE 5 - DILIGENCE

5.1 LICENSEE shall use commercially reasonable efforts to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES within the TERRITORY through a thorough, vigorous and diligent program for utilizing the PATENT RIGHTS and to employ active and diligent marketing efforts for approved LICENSED PRODUCTS or LICENSED PROCESSES. LICENSEE shall use commercially reasonable efforts to obtain and retain any governmental approvals necessary to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES. If the commercialization of multiple LICENSED PRODUCTS or LICENSED PROCESSES is commercially reasonable, then the requirements of this Paragraph 5.1 shall apply to all such LICENSED PRODUCTS and/or LICENSED PROCESSES.

5.2 Without limiting Paragraph 5.1, LICENSEE agrees to use reasonable efforts to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

(a) Initiation of Phase I Study by [*].

(b) Initiation of PHASE II STUDY by [*].

(c) Initiation of PHASE III STUDY by [*].

(d) FIRST COMMERICIAL SALE by [*].

5.3 LICENSEE must use reasonable efforts to achieve each MILESTONE on or before the deadline dates indicated above. LICENSEE shall notify DUKE within ten days after each such deadline as to whether or not such MILESTONE was met. If LICENSEE fails to meet any MILESTONE under this Article 5 by the date of such MILESTONE deadline and such failure results from LICENSEE’s failure to use reasonable efforts to achieve such MILESTONE, DUKE may terminate the Agreement effective on thirty days’ prior written notice, unless LICENSEE achieves the MILESTONE within such thirty-day period. For clarity, the achievement of a MILESTONE by a SUBLICENSEE shall be deemed to be the achievement of such MILESTONE by LICENSEE. DUKE acknowledges that LICENSEE’s ability to timely achieve the MILESTONE may be impacted by delays outside of LICENSEE’s reasonable control. When LICENSEE identifies any such delays that will impact its ability to timely achieve the MILESTONE, LICENSEE shall promptly notify DUKE. DUKE shall not reasonably withhold or deny its consent to any revisions to milestone data for the applicable MILESTONE.

ARTICLE 6 - SUBLICENSING

6.1 LICENSEE shall notify DUKE in writing of every sublicense agreement and each amendment thereto within thirty days after their execution, and indicate the name of the SUBLICENSEE, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder, and whether or not the SUBLICENSEE has greater or fewer than 500 employees. Upon request, LICENSEE shall provide DUKE with a copy of sublicense agreements, which LICENSEE may redact in its reasonable discretion to protect the confidentiality of any SUBLICENSEE’s proprietary or confidential information that is not necessary for DUKE to determine compliance with this Agreement.

6.2 LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of DUKE.

6.3 LICENSEE shall require that all sublicenses: (a) not be inconsistent with the terms and conditions of this Agreement; (b) contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on DUKE and NCI's liability, as provided by Article 9 below; and (c) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records), 10.1 (duty to defend, hold harmless, and indemnify DUKE and NCI), 10.3 (duty to maintain insurance), 2.4 (duty to properly mark LICENSED PRODUCTS with patent notices), and 15.5 (duty to restrict the use of DUKE and NCI's name).

6.4 Upon termination of this Agreement, any sublicenses granted by LICENSEE under the PATENT RIGHTS shall, to the extent provided in such sublicense, remain in effect and be deemed to have been assigned by LICENSEE to DUKE immediately prior to such termination provided that: (a) the sublicensing agreement requires the SUBLICENSEE to thereafter pay DUKE any consideration that would have been due to LICENSEE with respect to the rights granted under this Agreement and (b) LICENSEE remains responsible for all other obligations thereunder to the extent applicable to LICENSEE and in excess of DUKE’s obligations under this Agreement. If any terms of such sublicense agreements fail to comply with the requirements of Article 6 herein relating to sublicensing, or are otherwise inconsistent with this Agreement, and DUKE provides notice thereof to SUBLICENSEE such terms will be renegotiated between DUKE and the SUBLICENSEE; provided, such sublicense will remain in effect pending resolution and mutual agreement upon of such renegotiated terms. Any sublicense executed by LICENSEE must contain language to implement this Paragraph 6.4 in order for any SUBLICENSEE to enjoy the benefits of this Paragraph 6.4.

ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE

7.1 DUKE shall have the right to control, and will use reasonable efforts to perform, all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, including (a) administrative reexaminations and reviews; and (b) disputes (including litigation) regarding inventorship and derivation, and interferences. LICENSEE shall reasonably cooperate with DUKE in activities relating to the PATENT RIGHTS, including said activities. Upon DUKE’s request, to the fullest extent permitted by law, LICENSEE shall use reasonable efforts to apply for and prosecute, or support in any reasonable way DUKE’s application for, a patent term extension for patents included in the PATENT RIGHTS.

7.2 DUKE shall: (a) promptly notify LICENSEE in writing of all information received by DUKE relating to the filing, prosecution, or maintenance of the PATENT RIGHTS; and (b) make reasonable efforts to allow LICENSEE to review, comment, and advise upon such information. LICENSEE shall hold such information confidential and use the information provided by DUKE only for the purpose of advancing DUKE’s PATENT RIGHTS.

7.3 With the exception of foreign filing fees as detailed below, LICENSEE shall reimburse DUKE for all reasonable and documented out-of-pocket fees and costs incurred by DUKE with respect to the activities described in this Article 7 for PATENT RIGHTS licensed to LICENSEE hereunder. Such reimbursement shall be made within thirty days of receipt of DUKE’s invoice and shall be subject to the interest and other requirements specified in Article 3 above. LICENSEE agrees that, to the extent its failure to comply with all Paragraphs in this Agreement relating to entity status requires DUKE to pay “Large Entity” patent fees, LICENSEE shall be obligated to reimburse DUKE for “Large Entity” patent fees. For the avoidance of doubt, this Article 7 shall not modify the rights and obligations of either DUKE or LICENSEE with respect to the payment of PAST PATENT EXPENSES.

7.4 LICENSEE must inform DUKE in writing of any foreign countries in which LICENSEE desires patent protection, and this Agreement will be amended in writing to reflect those designations. LICENSEE will pay to DUKE [*] of the foreign filing fees reasonably estimated in good faith by DUKE to be due for each requested country at least thirty (30) days in advance of any filing with respect thereto. DUKE and/or its other licensees of the PATENT RIGHTS may elect to seek patent protection in countries not so designated by LICENSEE, in which case DUKE and/or such other licensees of the PATENT RIGHTS are responsible for all expenses attendant thereto. In such instances, such patent applications in such countries will not be PATENT RIGHTS (this Agreement shall be deemed to be so amended accordingly, if necessary), and LICENSEE forfeits all rights under this Agreement to such patent applications and any resulting patents in such countries.

7.5 If LICENSEE provides DUKE with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the PATENT RIGHTS, then LICENSEE’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject PATENT RIGHTS will terminate sixty (60) days after DUKE’s receipt of such written notification. At that time, such patents and/or patent applications will no longer be included in the PATENT RIGHTS (and this Agreement is deemed to be so amended accordingly), and LICENSEE surrenders all rights under this Agreement to such patents, patent applications, and any patent or patent applications arising therefrom.

7.6 LICENSEE shall notify DUKE promptly if, at any time during the term of this Agreement, LICENSEE, its AFFILIATES, or any of its SUBLICENSEES does not qualify as a “small entity” as under section 1.27, as amended, of the Consolidated Patent Rules of the United States Patent and Trademark Office.

ARTICLE 8 – ENFORCEMENT

8.1 Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by another party. LICENSEE is hereby granted the first right (which, for clarity, it may grant to AFFILIATES or SUBLICENSEES) to enforce the PATENT RIGHTS against other parties within the TERRITORY and the FIELD OF USE, including against those acts that occurred prior to the EFFECTIVE DATE. LICENSEE shall not file any suit without (a) first performing a thorough, diligent investigation of the merits of such suit, including with respect to the validity and enforceability of the PATENT RIGHTS; (b) there being reasonable legal and economic bases for doing so; and (c) notifying DUKE ninety (90) days before any such filing. This right to enforce includes filing, prosecuting, and settling all infringement actions at its expense, except that LICENSEE shall make any such settlement that materially and adversely affects the scope or enforceability of the PATENT RIGHTS, only with the advice and consent of LICENSORS. LICENSEE has the right to file suit using counsel of its choosing, subject to LICENSORS’ approval, which shall not be unreasonably withheld or delayed. LICENSEE may grant to SUBLICENSEES the right to enforce hereunder, within the scope of rights granted to such SUBLICENSEES.

8.2 If LICENSEE has complied with Paragraph 8.1, LICENSORS shall provide reasonable assistance to LICENSEE with respect to such actions, and LICENSEE will promptly reimburse DUKE and NCI for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE'S request or reasonably required by DUKE and NCI, including but not limited to expenses incurred in complying with discovery duties. LICENSORS retain the right to participate, with counsel of their own choosing and at their own expense, in any action under this Article. LICENSEE shall defend, indemnify and hold harmless LICENSORS with respect to any claims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Article 8, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

8.3 DUKE and its employees have a vital interest in lawsuits relating to the validity and enforceability of the PATENT RIGHTS. If a third party files a suit, including as a counterclaim, alleging that any of the PATENT RIGHTS is invalid or unenforceable, then the parties shall jointly control the defense of such claim. Each party shall consult with the other with respect to the defense of such claim, and shall reasonably consider the other party’s input. In furtherance of such joint control, at the onset of such claim and as reasonable during the pendency of any such claim, the parties shall meet and confer in good faith to set a plan for handling the defense thereof. The parties expect that in general (a) LICENSEE will have the right to lead daily activities, including but not limited to discovery, relating to the defense and (b) the parties would make joint filings. Notwithstanding the foregoing, in the event that the parties cannot agree on how to proceed with respect to such claim, DUKE shall have the right to control the defense thereof on either a temporary or permanent basis. LICENSEE shall be responsible for the reasonable costs and fees associated with activities under this Paragraph 8.3. The parties shall consider reasonable controls on costs and fees as part of an aforementioned meet and confer with respect to the handling of the defense. Notwithstanding, if a third party asserts jurisdiction for any such action solely as the result of acts of DUKE, then DUKE shall be responsible for such reasonable costs and fees.

8.4 If LICENSEE recovers damages in patent litigation regarding the PATENT RIGHTS or settlement thereof, the award shall be applied first to satisfy LICENSEE’s and LICENSORS’ reasonable expenses and legal fees for the litigation. The remaining balance shall be treated as SUBLICENSING FEES. This provision shall control the division of revenues where a sublicense, covenant not to sue, or assignment of rights is granted as part of a settlement of such lawsuit (including prospective rights).

ARTICLE 9 - NO WARRANTIES; LIMITATION ON DUKE’S LIABILITY

9.1 LICENSORS make no representations or warranties that any claim within the PATENT RIGHTS is or will be held valid, patentable, or enforceable, or that the manufacture, importation, use, offer for SALE, SALE or other distribution of any LICENSED PRODUCTS or LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2 LICENSORS MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES. LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES.

9.3 In no event shall LICENSORS be responsible for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS, LICENSED PROCESSES, or the PATENT RIGHTS to LICENSEE, SUBLICENSEES Agreement regardless of legal or equitable theory.

9.4 LICENSEE shall not make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless LICENSORS for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses) (hereinafter, “CLAIM”), including, but not limited to, death, personal injury, illness, property damage, economic loss or products liability, or errors and omissions, arising from or in connection with, any of the following: (1) any manufacture, use, SALE or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) the use by any third party of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; (3) the use or practice by LICENSEE or SUBLICENSEES of any invention or computer software related to the PATENT RIGHTS; and (4) any CLAIM of infringement and/or invalidity of any claim(s) of the PATENT RIGHTS.

10.2 LICENSORS are entitled to participate at their option and expense through counsel of their own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of LICENSORS’ without LICENSORS’ written approval.

10.3 Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, product liability insurance, and errors and omissions insurance which shall protect LICENSEE and LICENSORS with respect to the events covered by Paragraph 10.1, and LICENSEE shall require the same of any SUBLICENSEE. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE (or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE) and must specify LICENSORS as an additional insured. LICENSEE shall furnish proof of such insurance to DUKE, upon request.

ARTICLE 11 - TERM AND TERMINATION

11.1 This Agreement shall immediately terminate if the LICENSEE enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, makes an assignment for the benefit of its creditors, or ceases to carry on business, or files for bankruptcy or if an involuntary petition is filed against LICENSEE and not dismissed within [*] ([*]) days, or any similar event under the law of any foreign jurisdiction. Except as set forth in Paragraph 15.8, this Agreement cannot be assumed or assigned by LICENSEE, any trustee acting on behalf of the assets of LICENSEE, or otherwise, without DUKE’s prior written consent, which may not be unreasonably withheld.

11.2 If at any time the LICENSEE i) fails to meet the MILESTONES as provided in Paragraph 5.2 or ii) shall permanently cease to pursue commercial development of the PATENT RIGHTS as contemplated herein in any country in the TERRITORY, then the license granted to LICENSEE set forth in Article 2 with respect to that country in the TERRITORY shall automatically terminate without obligation on the part of DUKE to refund any of the fees or royalties which may have been paid by LICENSEE prior to such termination. LICENSEE must provide notice to DUKE promptly in writing if LICENSEE permanently ceases to pursue commercial development of the PATENT RIGHTS in any specific country in the TERRITORY as contemplated herein.

11.3 If LICENSEE fails to make any payment due to DUKE by the applicable due date therefor, such failure shall be deemed to be a material breach of this Agreement, subject to the cure period set forth in Article 4 or Paragraph 11.4. Any termination of this Agreement stemming from such breach shall not foreclose DUKE from collection of any amounts remaining unpaid or seeking other legal relief.

11.4 Upon any material breach or default of this Agreement by LICENSEE (other than as specifically provided herein, the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph 11.4), DUKE has the right to terminate this Agreement effective on [*] (or in the case of non-payment, [*]) days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the applicable period unless LICENSEE cures the material breach or default before the period expires. LICENSEE's right to cure a material breach will apply only to the first [*] ([*]) material breaches properly noticed under the terms of this Agreement, within any [*] ([*])- year period. Any subsequent breach or any uncured breach by that Party will entitle the DUKE to terminate this Agreement by written notice without opportunity to cure.

11.5 LICENSEE has the right to terminate this Agreement at any time on [*] ([*]) days’ written notice to DUKE. Upon termination pursuant to this Paragraph 11.5, LICENSEE shall:

(a) pay all amounts due DUKE through the effective date of the termination;

(b) submit a final report of the type described in Paragraph 4.2;

(c) return any patent documentation (including that exchanged under Article 7) and any other CONFIDENTIAL INFORMATION or remaining physical materials provided to LICENSEE by DUKE in connection with this Agreement, or, with prior approval by DUKE, destroy such materials, and certify in writing that such materials have all been returned or destroyed;

(d) suspend its manufacture, use and SALE of the LICENSED PROCESS(ES) and LICENSED PRODUCT(S);

(e) provides DUKE with all data and know-how developed by LICENSEE in the course of LICENSEE’s efforts to develop LICENSED PRODUCTS and LICENSED PROCESSES; DUKE shall have the right to use such data and know-how for any purpose whatsoever, including the right to transfer same to future licensees;

(f) provide DUKE with copies of any regulatory information filed with any U.S. or foreign government agency with respect to LICENSED PRODUCTS and LICENSED PROCESSES.

11.6 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows: (a) obligations to pay royalties and other sums, including any outstanding patent fees and costs pursuant to Article 7 up to the termination date, or to transfer equity or other consideration, accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination and whether or not a required funding event or other stock transfer trigger has yet been met; (b) DUKE's rights to inspect books and records as described in Article 4, and LICENSEE's obligations to keep such records for the required time; (c) any cause of action or claim of LICENSEE or DUKE accrued or to accrue because of any breach or default by the other party hereunder; (d) the provisions of Articles 1, 3.7.3, 9, 10, 13, 15; and (e) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

Termination by either party hereunder shall not alter or affect any other rights or relief that either party may be entitled to under law.

11.7 Upon termination of this Agreement, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or LICENSED PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with DUKE or DUKE’s future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

11.8 If LICENSEE, any AFFILIATE thereof, or any SUBLICENSEE asserts the invalidity or unenforceability of any claim included in the PATENT RIGHTS, including by way of litigation or administrative proceedings, either directly or through any other party, then DUKE shall have the right to immediately terminate this Agreement upon written notice to LICENSEE. Notwithstanding the foregoing, the Parties agree that this Paragraph 11.8 shall not apply to: (a) any such assertion by any SUBLICENSEE with respect to any PATENT RIGHT to which such SUBLICENSEE is not sublicensed rights under this Agreement; and (b) arguments and comments made by or on behalf of LICENSEE, any AFFILIATE thereof, or any SUBLICENSEE with respect to the prosecution, maintenance, or defense of LICENSEE’s or any SUBLICENSEES’ patents or patent applications in response to office actions, inter partes review, interferences, and other communications from or interactions with patent offices, agencies, or authorities or third parties in the prosecution, maintenance, or defense process.

ARTICLE 12 - NOTICES

Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail followed by confirmation by U.S. mail, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other party.

To DUKE:	To LICENSEE:

For delivery via the U.S. Postal Service

[*]	[*]

For delivery via nationally/internationally recognized courier

DUKE UNIVERSITY
[*]

For delivery via electronic mail

[*]

To NCI:

For delivery via the U.S. Postal Service

[*]

For delivery via electronic mail

[*]

ARTICLE 13 - CONFIDENTIALITY

13.1 DUKE and LICENSEE will treat any CONFIDENTIAL INFORMATION disclosed to it by the other party with reasonable care and will not disclose such information to any other person, firm or corporation, except Affiliates bound by the obligations of confidentiality and restricted use set forth in this Article 13. The receiving party may not use the disclosing Party’s CONFIDENTIAL INFORMATION other than for the benefit of the Parties hereto and for the performance of this Agreement. These obligations of non-disclosure and restricted use remain in effect for each subject disclosure of CONFIDENTIAL INFORMATION for [*] ([*]) years from the date of disclosure. However, neither Party is obligated, with respect to CONFIDENTIAL INFORMATION disclosed to it, or any part thereof, which:

(a) is already known to the receiving party at the time of the disclosure;

(b) becomes publicly known without the wrongful act or breach of this Agreement by the receiving party;

(c) is rightfully received by the receiving party from a Third Party on a non- confidential basis;

(d) is subsequently and independently developed by employees of the receiving party who had no knowledge of the information, as verified by written records;

(e) is approved for release by prior written authorization of the disclosing Party; or

(f) is disclosed pursuant to the requirements of applicable law or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed information otherwise remains subject to the obligations of confidentiality set forth in this Article 13.

13.2 DUKE and LICENSEE agree that any information to be treated as CONFIDENTIAL INFORMATION under this Article 13 must be disclosed in writing or in another tangible medium and must be clearly marked “CONFIDENTIAL.” CONFIDENTIAL INFORMATION disclosed orally must be summarized and reduced to writing and communicated to the other party within 30 days of such disclosure.

13.3 LICENSEE may use and disclose any CONFIDENTIAL INFORMATION of DUKE related to the PATENT RIGHTS, or the terms of this Agreement, to investors, prospective investors, banking or lending institutions, acquirors, acquisition or merger targets, employees, consultants, contractors, agents, collaborators, prospective collaborators, and other third parties in the chain of manufacturing and distribution, but if and only if LICENSEE obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of DUKE’s CONFIDENTIAL INFORMATION as those provided in this Article 13. However, nothing in this Article 13 shall require LICENSEE to obtain a written confidentiality agreement from actual or prospective investors in connection with disclosures made by LICENSEE in response to standard diligence requests or representations or warranties contained in financing or investment documents.

13.4 “CONFIDENTIAL INFORMATION” shall mean, with respect to a party hereto, all information regarding such party’s technology, products, business, finances, or objectives, that is disclosed to the other party and shall be marked “CONFIDENTIAL”. Additionally, all information relating to filing, prosecution, maintenance, defense, and the like regarding the PATENT RIGHTS (no matter how disclosed) is the CONFIDENTIAL INFORMATION of DUKE and subject to the provisions of this Article 13. DUKE acknowledges that other than information relating to PATENT RIGHTS, DUKE has not disclosed any CONFIDENTIAL INFORMATION to LICENSEE.

ARTICLE 14 – DISPUTE RESOLUTION

14.1 In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of [*] ([*]) days of the first written notice of dispute by either party to the other, then, upon written request for mediation by either party to the other, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures and to be scheduled within [*] ([*]) days of the written notice requesting mediation. If the parties fail to reach agreement by mediation, then all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitration panel shall consist of three members, selected as follows: one member to be selected by each party, and those two members are to select a third member who will chair the panel. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and shall be binding on the parties. The negotiation, mediation, and arbitration described above shall take place at a mutually agreed upon location in Durham, North Carolina.

14.2 Either Party may seek to enforce any written agreement reached by the Parties during mediation, or to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction, provided that any Party moving to enforce, confirm or vacate any such agreement or award, as the case may be, will file such motion under seal unless prohibited under applicable court rules. Notwithstanding the agreement to such procedures, either Party may seek equitable or injunctive relief to enforce its rights in any court of competent jurisdiction.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15.1 This Agreement shall be governed by and construed under the laws of the state of North Carolina without regard for principles of choice of law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2 DUKE and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, such as to add new rights, but no modification will be effective unless both DUKE and LICENSEE agree to it in writing.

15.3 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

15.4 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

15.5 LICENSEE shall, and shall require its AFFILIATES to, refrain from using and to require SUBLICENSEES to refrain from using the name, mark, logo, image or any adaption thereof of LICENSORS or their employees in publicity or advertising without the prior written approval of LICENSORS, except as required by law, provided that reports in scientific literature and presentations of joint research and development work are not publicity or advertising for the purposes hereof. However, in no event, shall LICENSEE or SUBLICENSEE represent, either directly or indirectly, that any product or service is a product or service of LICENSORS.

15.6 LICENSEE agrees to comply with all applicable laws and regulations, including but not limited to all United States laws and regulations controlling the export of commodities and technical data. LICENSEE shall be solely responsible for any violation of such laws and regulations involving LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless LICENSORS if any legal action of any nature results from any such violation.

15.7 It is expressly understood and agreed that LICENSORS and LICENSEE are independent contractors. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other. Nothing in this Agreement shall be deemed to create or constitute a partnership or joint venture between LICENSORS and LICENSEE.

15.8 LICENSEE may not assign this Agreement without the prior written consent of DUKE and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement not permitted under this Paragraph 15.8 will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to DUKE. Notwithstanding the foregoing, LICENSEE may, without DUKE’s consent, assign its rights and obligations under this Agreement to a purchaser or assignee (by operation of law, contract, or otherwise) of all or substantially all of LICENSEE’s assets or business (or that portion thereof relating to the subject matter of this Agreement), so long as: (a) LICENSEE is not in material breach of this Agreement; and (b) such assignee provides a statement in writing to DUKE that it agrees to accept all the terms and conditions of this Agreement (including obligations existing as of the time of such assignment) in the place of LICENSEE. The transfer of this Agreement by LICENSEE to an AFFILIATE shall not be considered to be an assignment subject to this Paragraph 15.8.

15.9 If the registration, recordation, or reporting to a national or supranational agency of this Agreement, its terms, or assignment thereof is or becomes required or advisable (e.g., as a prerequisite to enforceability of the Agreement in such nation), LICENSEE shall, at its expense, promptly undertake such action. LICENSEE shall provide prompt notice thereof to DUKE along with copies of relevant documentation.

IN WITNESS WHEREOF, the parties hereto have executed this PATENT LICENSE AGREEMENT in duplicate originals by their duly authorized officers or representatives.

FOR CENTAUR BIO		FOR DUKE UNIVERSITY

By:	/s/ Michael J. Roberts	By:	/s/ Robin L. Rasor
	(authorized representative)		Robin L. Rasor
Associate VP

Printed Name:	Michael J. Roberts

Title:	CEO

Date:	2/2/2023	Date	1/12/2023

[Signature Page to Duke – Centaur Bio Patent License Agreement]

APPENDIX A. EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the "Agreement") is made as of February 2nd, 2023 between CENTAUR BIO, a Delaware corporation, having offices at 7805 Pemswood Street, Charlotte, NC 28277. (the "LICENSEE"), and Duke University, a nonprofit educational and research institution organized under the laws of North Carolina ("DUKE").

RECITALS

Pursuant to that certain License Agreement (DUKE File No(s): [*], [*], [*]), dated the 11th of January, 2023 (the "License"), between LICENSEE and DUKE, DUKE licensed certain rights to LICENSEE. A copy of the License is attached to this Agreement as Schedule A.

Pursuant to Paragraph 3.7.1 of the License and in consideration thereof, the LICENSEE agreed to transfer to DUKE a specified portion of the equity interest in LICENSEE at the times and on the basis described in such Paragraph.

The obligation of LICENSEE to issue such equity to DUKE has matured.

NOW, THEREFORE, in consideration of the License and this Agreement, LICENSEE and DUKE agree as follows.

1. Issuance of Equity.

(a) In partial consideration of the License and in satisfaction of the requirements of Paragraph 3.7.1 thereof, LICENSEE shall, upon execution of this Agreement, issue DUKE a duly endorsed certificate for 75 shares of the common stock of LICENSEE (the "DUKE Equity"). The DUKE Equity is subject to the designations, powers, preferences and rights, and qualifications, limitations and restrictions set forth in LICENSEE's charter or other applicable instrument relating thereto.

(b) If the anti-dilution provisions of Paragraph 3.7.2 of the License create an obligation of the LICENSEE to issue ADJUSTING SHARES (as defined in the License) to DUKE, then this Agreement shall be deemed effective to transfer the ADJUSTING SHARES in LICENSEE to DUKE by LICENSEE required to meet the LICENSEE's obligations under Paragraph 3.7.2 of the License without additional documentation.

2. LICENSEE Representations and Warranties. LICENSEE represents and warrants to DUKE that:

(a) LICENSEE is a corporation validly existing in good standing in its state of incorporation or organization and has the power and authority to enter into this Agreement and to issue the DUKE Equity as contemplated hereby;

(b) this Agreement has been duly authorized, executed, and delivered by LICENSEE and is a valid and binding obligation of LICENSEE, enforceable in accordance with its terms, except as limited by laws relating to creditors' rights and general principals of equity;

[Appendix A to Duke – Centaur Bio Patent License Agreement]

(c) issuance of the DUKE Equity satisfies all of the requirements of Paragraph 3.7.1 of the License, including with respect to the amount or percentage of shares of LICENSEE equity that LICENSEE is obligated to transfer to DUKE under Paragraph 3.7.1 of the License;

(d) upon issuance pursuant to this Agreement, the DUKE Equity will be free of any lien, charge or other encumbrance, and will be validly issued, fully-paid and non-assessable;

(e) issuance of the DUKE Equity does not and will not violate (i) the charter, bylaws or operating agreement, as applicable, of LICENSEE (ii) any rights of preemption, first offer, first refusal, co-sale, registration, dividends or similar rights (collectively, “Equity Rights”), (iii) any agreement by which LICENSEE, its owners, property or assets are bound, or (iv) any Federal or applicable state securities law, rule or regulation;

(f) the DUKE Equity constitutes 5.0% of the TOTAL OWNERSHIP INTERESTS of LICENSEE as of the EFFECTIVE DATE. For the purposes of this provision, “TOTAL OWNERSHIP INTERESTS” shall have the same meaning as in Paragraph 3.7.1 of the License.

3. DUKE’s Representations and Warranties. DUKE represents and warrants to LICENSEE that (a) DUKE is a nonprofit educational and research institution organized under the laws of North Carolina; (b) this Agreement is a valid and binding obligation of DUKE, enforceable in accordance with its terms, except as limited by laws relating to creditors’ rights and general principals of equity; (c) DUKE has full power and authority to execute and deliver this Agreement; and (d) DUKE is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).Additional Rights.

4. LICENSEE agrees DUKE shall be entitled as of the date hereof to all the contractual rights granted by LICENSEE to the holders of the same type and class of equity security issued to DUKE pursuant to Paragraph 1 hereof, including, by way of example and not limitation, Equity Rights, any cash flow priority or preference and any reporting obligations; subject, however, to any threshold limitations applied on an equal basis to all holders of such equity security. Notwithstanding any such threshold limitation, for so long as DUKE holds not less than [*]% of the issued and outstanding equity interest of LICENSEE, LICENSEE shall provide to DUKE the highest level of written financial and other information that LICENSEE provides to those holders of equity interest in LICENSEE that have contractual information rights. DUKE agrees to promptly execute and deliver to LICENSEE the documents relating to such contractual rights and to be bound by the provisions thereof; provided, however, the execution and delivery (or deemed execution and delivery) by DUKE of such documents shall in no event incur any obligation of DUKE to make a capital contribution to preserve its equity interest in LICENSEE.

[Appendix A to Duke – Centaur Bio Patent License Agreement]

5. Limited Transferability. DUKE acknowledges that (a) the DUKE Equity will not be registered under the Securities Act, (b) DUKE is taking the DUKE Equity for its own account and not with a view towards resale or redistribution thereof, and (c) the DUKE Equity may not be sold or transferred unless (i) if prior to an IPO, it is first offered to LICENSEE and LICENSEE’s other stockholders at fair market value, and (ii) in any event, unless (A) registered under the Securities Act and registered or qualified under applicable state securities laws, or (B) pursuant to an applicable exemption from such registration or qualification requirements and LICENSEE receives an opinion of counsel reasonably acceptable to LICENSEE to the effect that no such registration or qualification is required. Accordingly, until the DUKE Equity has been registered under the Securities Act or LICENSEE receives an opinion of counsel to DUKE to the foregoing effect or to the effect that the DUKE Equity can be freely transferred under Rule 144 promulgated under the Securities Act, the certificate or other instrument evidencing the DUKE Equity shall bear the following legend:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE ISSUER SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE ISSUER (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER).

6. General.

(a) Assignment. This Agreement is not assignable by LICENSEE.

(b) Binding Effect. All of the covenants and provisions of this Agreement shall bind and inure to the benefit of successors and permitted assigns and transferees of LICENSEE and DUKE.

(c) Notices. Any notice, request, claim or other communication hereunder must be in writing and will be deemed to have been duly given if delivered by hand or if sent by certified mail, postage and certification prepaid, to LICENSEE and DUKE at the addresses for each set forth in the introductory paragraph of this Agreement. Either party may change such address by giving notice to the other in the manner required by this subsection.

(d) Entire Agreement; Amendments. This Agreement and the License constitute the entire agreement between LICENSEE and DUKE with respect to the subject matter of this Agreement. LICENSEE and DUKE may only amend this Agreement by a written instrument executed by them both.

(e) Governing Law. This Agreement will be construed and governed by the laws of the State of Delaware, without giving effect to principals of conflicts of laws.

(f) Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but all of which together shall constitute one and the same instrument.

LICENSEE and DUKE have executed this Agreement as of the date first written above.

[Appendix A to Duke – Centaur Bio Patent License Agreement]

LICENSEE:		DUKE:

By:	/s/ Michael J. Roberts	By:	/s/ Robin L. Rasor

Name:	Michael J. Roberts	Name:	Robin L. Rasor

Title:	CEO	Title:	Associate Vice President

[Appendix A to Duke – Centaur Bio Patent License Agreement]

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